EXHIBIT 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States

January 13, 2026

Board of Directors

251 West 30th Street, 5th Floor

New York, New York 10001

Ladies and Gentlemen:

We have acted as counsel to Fusemachines Inc. a Delaware corporation (the “Company”), in connection with the registration of (i) the issuance by the Company of up to 9,487,500 shares (the “Warrant Shares”) of common stock, $0.0001 par value per share (the “Common Stock”) that are issuable from time to time upon exercise of outstanding warrants (the “Warrants”), (ii) the offer and sale by certain selling securityholders (the “Selling Securityholders”) named in the Registration Statement (defined below) of up to 23,487,434 shares of Common Stock (the “Resale Shares”), including 3,971,250 shares of Common Stock issuable upon the exercise of private placement warrants.

The Warrant Shares and Resale Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.	When the Warrant Shares initially issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable.

Fusemachines Inc. January 13, 2026 Page 2

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

The foregoing opinion is limited to laws of the State of New York and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial opinions interpreting same), and we do not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP